Managed High Yield Plus Fund

For period ending November 30, 2005							            Exhibit 99.77C

File number 811 8765




Submission of Matters to a Vote of Security Holders:

On September 15, 2005, the Funds shareholders elected board members at an annual meeting of shareholders. Pursuant to Instruction 2 of Sub-Item 77C of Form N-SAR, it is not necessary to provide in this exhibit details concerning shareholder action regarding the election of directors since there were no solicitations in opposition to the registrants nominees and all of the nominees were elected.